                                                                   EXHIBIT 10.26


    [MARKET FACTS LOGO]                 MARKET FACTS, INC.
                                        3040 WEST SALT CREEK LANE
                                        ARLINGTON HEIGHTS, ILLINOIS 60005
                                        PHONE:  847-590-7000
                                        FAX: 847-590-7010

                                        CHICAGO                 TORONTO
                                        NEW YORK                MONTREAL
                                        WASHINGTON, D.C.        CINCINNATI
                                        LOS ANGELES             NEW JERSEY
                                        BOSTON


September 3, 1997



Mr. Timothy J. Sullivan
Chief Financial Officer
Market Facts, Inc.
3040 West Salt Creek Lane
Arlington Heights, IL  60005

Dear Tim:

     This letter will confirm the agreement between you and Market Facts, Inc. (the "Company") regarding your continued service as a director of the Company.

     In consideration of your continuing as a director of the Company, the Company will indemnify you against any and all expenses (including attorneys' fees and disbursements) ("Expenses"), judgments, fines, amounts paid in settlement and any other liabilities incurred by reason of the fact that you were or are a director, officer, employee or agent of the Company to the fullest extent permitted by the Delaware General Corporation Law, as it exists now or hereafter may be amended. In addition, the Company will advance to you any and all Expenses incurred by you in (i) defending any suit or other proceeding to which you are, or are threatened to be made, a party by reason of your being (or having been) a director, officer, employee or agent of the Company, and (ii) prosecuting any suit or other proceeding to enforce your rights under this agreement. Such advancement of Expenses shall be made to you in immediately available funds within twenty (20) days of the Company's receipt from you of (i) a statement reasonably detailing the Expenses for which advancement is requested, and (ii) an undertaking by you or on your behalf to repay such advancement of Expenses if it is ultimately determined by a final judicial decision from which there is no further right to appear that you are not entitled to be indemnified for such Expenses under this agreement or otherwise.

     The indemnification and advancement of Expenses provided by this agreement shall inure to the benefit of your heirs and legal representatives.

     Notwithstanding anything to the contrary in this agreement, the rights granted to you by the Company herein shall continue to be valid, binding and enforceable both before and after you have ceased to be a director, officer, employee or agent of the Company.

     The rights granted to you by the Company in this agreement shall not be deemed exclusive of, or in limitation of, any rights to which you may be entitled under Delaware law, the Company's certificate of limitation or bylaws, or otherwise.


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                                                                   EXHIBIT 10.26


[MARKET FACTS LOGO]                                      Mr. Timothy J. Sullivan
                                                         September 3, 1997
                                                         Page 2

     You shall be presumed to be entitled to indemnification for any act or omission covered in this agreement. The burden of proof of establishing that you are not entitled to indemnification because of the failure to fulfill any legal requirement shall be on the Company.

     If this letter confirms your understanding of our agreement, please execute the enclosed counterpart of this letter.


Very truly yours,

MARKET FACTS, INC.

By:  /s/ Thomas H. Payne
   --------------------------------
Thomas H. Payne
Chief Executive Officer




Accepted and agreed to this 3rd day of September, 1997:

/s/  Timothy J. Sullivan
----------------------------------
Timothy J. Sullivan